Exhibit 5.2 Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

May 10, 2023

Kraft Heinz Foods Company

One PPG Place

Pittsburgh, Pennsylvania 15222

Re:	Kraft Heinz Foods Company
Registration Statement on Form S-3 (File No. 333-250081)

Ladies and Gentlemen:

We have acted as counsel to Kraft Heinz Foods Company, a Pennsylvania limited liability company (the “Company”) and The Kraft Heinz Company, a Delaware corporation (the “Guarantor”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-250081, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated May 5, 2023, filed with the Commission on May [8], 2023 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of €600,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due 2025 (the “Notes”).

The Notes have been issued pursuant to the Indenture dated as of July 1, 2015 (as supplemented, the “Base Indenture”), between the Company, the Guarantor and Deutsche Bank Trust Company Americas (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as modified in respect of the Notes by the Tenth Supplemental Indenture, to be dated May 10, 2023 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) between the Company, the Guarantor and the Trustee, and are guaranteed pursuant to the terms of the Indenture and the notation endorsed on the Notes by the Guarantor (the “Guarantee”). The Notes have been offered pursuant to an Underwriting Agreement dated as of May 5, 2023 among the Company, the Guarantor and the Underwriters named therein.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture, the Notes, the Guarantee and such other documents, corporate records, certificates of officers of the Company and the Guarantor and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the

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Kraft Heinz Foods Company

May 10, 2023

conformity to original documents of all documents submitted to us as copies. To the extent that our opinions may be dependent upon such matters, we have assumed, without independent investigation, that the Company is validly existing under the laws of Pennsylvania, has all requisite limited liability company power to execute, deliver and perform its obligations under the Notes; that the execution and delivery of the Notes by the Company and the performance of its obligations thereunder have been duly authorized by all necessary limited liability company action and do not violate any law, regulation, order, judgment or decree applicable to each such party; and that such documents have been duly executed and delivered by each such party. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantor and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.    The Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.     The Guarantee of the Notes is a legal, valid and binding obligation of the Guarantor obligated thereon, enforceable against the Guarantor in accordance with its terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, for purposes of paragraph 2 above, the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraph 2 above. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.    The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfer, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and

Kraft Heinz Foods Company

May 10, 2023

fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.    We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee); or (iv) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP